NEWS RELEASE For More Information:
Frank B. O’Neil, IRC Chief Communications Officer 800-282-6242 • 205-877-4461 • foneil@ProAssurance.com	Barkley Busby Chief Marketing Officer • 866-517-2771 bbusby@suremedcompliance.com • media@suremedcompliance.com

ProAssurance and Sure Med Compliance Announce Program to Assist Physicians Dealing with the Opioid Crisis
ProAssurance insured physicians will be eligible for discounted access to
Sure Med’s Care Continuity Program
BIRMINGHAM, AL, September 4, 2018 /PRNewswire/ ProAssurance Corporation (NYSE: PRA) today announced an exclusive affiliation with Sure Med Compliance® (SMC) to promote the use of SMC’s Care Continuity Program® (CCP) in an effort to help combat the opioid epidemic in the United States.
The CCP helps physicians and other healthcare providers develop and maintain responsible prescribing practices for opioids and other scheduled medications by equipping them with tools to verify which patients are suitable for opioid therapy, identify those who have significant risk factors, and closely monitor the effects of treatment over time.
Howard H. Friedman, President of ProAssurance’s Healthcare Professional Liability Group said, “As an industry leader, we are acutely aware of the devastating effects of the opioid epidemic in this country. We are concerned about the epidemic’s professional liability implications for physicians and other healthcare providers, as well as its broader effects on the healthcare system in general. We are proud to affiliate with Sure Med Compliance to offer our insureds exclusive discounted access to this cutting-edge approach to patient safety and effective treatment.”
John Bowman, Sure Med Compliance’s Chief Executive Officer, emphasized the importance of the newly formed affiliation, saying “Our Care Continuity Program provides a proven path toward optimal outcomes for patients whose treatment requires the use of opioids and other potentially addictive drugs. In turn, CCP helps physicians avoid potential liability issues, which has always been a focus of ProAssurance, which is why we are so excited about this affiliation. We are confident their national footprint will help Sure Med Compliance reach more physicians and assist more patients than ever before.”
Through this affiliation, ProAssurance insureds who meet certain eligibility requirements will have access to an exclusive thirty day free trial of the CCP. ProAssurance insureds who elect to continue using the Care Continuity Program will be able to do so at exclusively discounted rates. ProAssurance insureds may contact Sure Med Compliance to determine their eligibility and initiate their thirty day free trial by visiting suremedcompliance.com/proassurance or calling (866) 517-2771.

NEWS RELEASE CONTINUES

Dr. David Herrick, Sure Med Compliance’s Medical Director, a recent past president of the Medical Association of the State of Alabama and a former member of the Alabama Board of Medical Examiners said, “As a practicing pain management specialist, I have experienced firsthand the challenges physicians face in deciding to prescribe controlled substances. Using the Sure Med Compliance CCP in my practice has helped me ensure proper documentation and address potential issues before they occur.”
Dr. Hayes V. Whiteside, ProAssurance’s Chief Medical Officer, said “Our commitment to provide our insureds with exclusive discounted access to the Sure Med Compliance CCP underscores ProAssurance’s commitment to ensure physicians and other healthcare providers are equipped with the risk management tools and services necessary to deal with the ever-changing realities of their chosen profession.” He continued, “All ProAssurance insureds who regularly prescribe opioids, especially those who prescribe for chronic pain, are encouraged to engage Sure Med Compliance to learn more about how their Care Continuity Program can help them develop and maintain safe and responsible prescribing practices, which in-turn should lead to better outcomes for their patients.”
About ProAssurance
ProAssurance Corporation is an industry-leading specialty insurer with extensive expertise in healthcare professional liability, products liability for medical technology and life sciences, legal professional liability, and workers’ compensation insurance. The company is recognized as one of the top performing insurance companies in America by virtue of our inclusion in the Ward’s 50 for the past twelve years. ProAssurance Group is rated “A+” (Superior) by A.M. Best; ProAssurance and its operating subsidiaries are rated “A” (Strong) by Fitch Ratings.
For the latest on ProAssurance and its industry leading suite of products and services, cutting-edge risk management and practice enhancement programs, follow @ProAssurance on Twitter or LinkedIn. ProAssurance’s YouTube channel regularly presents thought provoking, insightful videos that communicate effective practice management, patient safety and risk management strategies.
About Sure Med Compliance
Sure Med Compliance, founded in 2015, is a mission-based organization with a vision of ending the opioid epidemic through greater prescribing compliance. The company believes that prevention is critical and identifying high risk patients prior to initiating opioid therapy will help physicians make better prescribing decisions. Sure Med’s cutting-edge programs consist of CME training, chart auditing and a software system that helps physicians weigh the risks and benefits on an individual patient level each time they prescribe. Keep up-to-date with the latest developments in Sure Med’s drive to help healthcare providers fight the opioid crisis through our website, www.SureMedCompliance.com, and by following @SureMedComp on Twitter or SureMed-Compliance on LinkedIn.

#####